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                                                                      Exhibit 21


                           SUBSIDIARIES OF THE COMPANY

CM Holding Trust, a Delaware business trust

Charter Mac Equity Issuer Trust, a Delaware business trust



    SUBSIDIARY OF CHARTER MAC EQUITY ISSUER TRUST, A DELAWARE BUSINESS TRUST

CharterMac Origination Trust I, a Delaware business trust

CharterMac Owner Trust I, a Delaware business trust